EXHIBIT 10.49
AMENDMENT TO THE ESCO TECHNOLOGIES INC.
PERFORMANCE COMPENSATION PLAN FOR CORPORATE, SUBSIDIARY
AND DIVISION OFFICERS AND KEY MANAGERS
WHEREAS, ESCO Technologies Inc. (“Company”) adopted the ESCO Technologies Inc. Performance Compensation Plan for Corporate, Subsidiary and Division Officers and Key Managers (“Plan”); and
WHEREAS, pursuant to Section X, the Plan may be amended by action of the Human Resources and Compensation Committee (“Committee”) of the Board of Directors of the Company; and
WHEREAS, the Committee desires to amend the Plan to reflect the actual administration thereof and to clarify certain provisions under which Performance Compensation Awards, as defined therein, are not subject to Section 409A of the Internal Revenue Code of 1986, as amended;
NOW, THEREFORE, effective as of October 3, 2007, the Plan is amended as follows:
1. The fifth sentence in Section V is deleted and replaced with the following:
Performance Compensation Awards for Participants shall be based upon predetermined performance criteria and/or targets which may include Corporate, Subsidiary, Division or individual performance targets, except that Performance Compensation Awards for Participants who were hired by the Company or a Subsidiary or Division during the Fiscal Year may be totally discretionary as determined by the Committee.
2. The second sentence in Section VI is deleted and replaced with the following:
However, each Participant (other than a Participant who was hired by the Company or a Subsidiary or Division during the Fiscal Year and has been granted a discretionary Award) shall have the right to elect to defer all or part of his or her payment under the Award until the following January.
3. The first sentence of Section VII is deleted and replaced with the following:
If a Participant dies after the end of the Fiscal Year but prior to receiving the entire amounts due under the Plan for such Fiscal Year, if any, such unpaid amounts will be paid in a lump sum to his or her beneficiary at the time such amount would have been paid to the Participant pursuant to Section VI.
4. The fourth sentence of Section IX is deleted and replaced with the following:
Notwithstanding any other provision hereof, and in accordance with this Section IX, in the event a Participant terminates or is terminated by the Company, Subsidiary or Division after the end of the Fiscal Year for retirement at or after age 60, layoff, disability or death, the Committee shall have the sole discretion as to whether any such Award shall be granted, and, if so, the amount of such Award, and any such amount shall be paid at the time determined pursuant to Section VI.
IN WITNESS WHEREOF, the foregoing Amendment was adopted on the 3rd day of October, 2007.